Exhibit 99.1

NEWS RELEASE
CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA INCREASES STRATEGIC INVESTMENT
IN TORONTO-BASED FENWICK AUTOMOTIVE
     LOS ANGELES, CA — December 21, 2010 — Motorcar Parts of America, Inc. (NasdaqGM:MPAA) today announced it has increased the company’s strategic investment in Fenwick Automotive Products Limited to an aggregate amount of approximately US$5.0 million.
     In August 2010 Motorcar Parts of America made a US$1.9 million (CDN$2.0 million) strategic investment in Fenwick Automotive Products Limited structured as a secured loan with an option to acquire substantial ownership of the company for an aggregate CDNS10.0 million. Under revised terms of the agreement, Motorcar Parts of America has the right to acquire all the outstanding shares of Fenwick for an aggregate purchase price of 360,000 common shares plus an additional 40,000 shares of common stock if Fenwick’s adjusted net income for the fiscal year ending March 31, 2011 is equal to or greater than CDN$4.0 million.
     “This additional investment and revised terms move both companies closer to the potential exercise of Motorcar Parts’option to acquire Fenwick,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
     “We remain excited about the Fenwick opportunity. Although there can be no assurances, we anticipate that the acquisition will be completed in early Fiscal 2012,” Joffe added.
About Fenwick Automotive Products Limited
     Based in Toronto, Canada, Fenwick Automotive Products Limited is a manufacturer and distributor of new and remanufactured aftermarket auto parts — including steering components (pumps, gears and racks), brake calipers, master cylinders, hub assembly and bearings, clutches and clutch hydraulics, constant velocity drive shafts, water pumps, control arms and loaded struts for the full range of passenger and truck vehicles in use in the markets it serves. Its products are sold through all major distribution channels of the automotive aftermarket throughout the United States, Canada and Mexico. The company’s facilities are located in Pennsylvania, New Hampshire, Toronto and Mexico. Additional information is available at www.fencoparts.com
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Motorcar Parts of America, Inc.
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About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters for imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada. The company’s facilities are located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2010 and in its Form 10-Q filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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